UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BEA SYSTEMS, INC. (Exact name of registrant as specified in its charter)

Delaware 77-0394711 (State of incorporation or organization) (IRS Employer Identification No.)

2315 North First Street San Jose, CA 95131 (Address of principal executive offices) (Zip Code)

If this form relates to the	If this form relates to the
registration of a class of securities	registration of a class of securities
pursuant to Section 12(b) of the	pursuant to Section 12(g) of the
Exchange Act and is effective	Exchange Act and is effective
pursuant to General Instruction	pursuant to General Instruction
A.(c), please check the following	A.(d), please check the following
box. ☐	box. ☒

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights (Title of Each Class)

The NASDAQ Stock Market LLC (Name of Exchange on Which Each Class is to be Registered)

                      BEA Systems, Inc., a Delaware corporation (“BEA”), supplements and amends its Registration Statement on Form 8-A, dated September 28, 2001 (the “Registration Statement”), as follows:

Item 1. Description of Securities to be Registered.

                      Reference is hereby made to the Preferred Stock Rights Agreement by and between BEA and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”), dated as of September 14, 2001, as amended on January 15, 2003 (the “Rights Agreement”).

                      On January 16, 2008, BEA entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 16, 2008, among BEA, Oracle Corporation, a Delaware corporation (“Oracle”), and Bronco Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Oracle (“Merger Sub”).

                      In connection with BEA’s execution of the Merger Agreement, on January 16, 2008 BEA and the Rights Agent executed an amendment to the Rights Agreement (the “Second Amendment”). The Second Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, neither Merger Sub, Oracle, nor any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement.

                      The Second Amendment is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement by and between BEA Systems, Inc. and Computershare Trust
Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, dated as of September 14, 2001, as amended on January 15, 2003 (incorporated by reference to Exhibit 99 to BEA’s Current Report on Form 8-K dated January 22, 2003 and Exhibit 4.1 to BEA’s Registration Statement)

4.2	Amendment No. 2 to the Rights Agreement, dated as of January 16, 2008, by and between BEA Systems, Inc. and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 16, 2008

BEA SYSTEMS, INC.

By: /s/ Mark P. Dentinger
Name: Mark P. Dentinger
Title: Executive Vice President and
Chief Financial Officer

EXHIBIT LIST

Exhibit
No.	Description

4.1	Rights Agreement by and between BEA Systems, Inc. and Computershare Trust
Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, dated as of September 14, 2001, as amended on January 15, 2003 (incorporated by reference to Exhibit 99 to BEA’s Current Report on Form 8-K dated January 22, 2003 and Exhibit 4.1 to BEA’s Registration Statement)

4.2	Amendment No. 2 to the Rights Agreement, dated as of January 16, 2008, by and between BEA Systems, Inc. and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent.